Exhibit (a)(1)(ix)

WAIVER OF APPRAISAL CONDITION AND EXTENSION OF OFFER PERIOD

ANNOUNCED FOR TENDER OFFER TO ACQUIRE CALAMOS ASSET MANAGEMENT

NAPERVILLE, Ill., February 15, 2017 — CPCM Acquisition, Inc. (the “Acquirer”) announced today that it is waiving the appraisal condition for its previously announced tender offer to acquire all of the outstanding shares of Class A common stock (the “Shares”) of Calamos Asset Management, Inc. (“CAM”), and is extending the offer period until 11:59 p.m., New York City time, on February 17, 2017. The tender offer was previously scheduled to expire at 5:00 p.m., New York City time, on February 15, 2017. Approximately 4,254,000 Shares have been deposited to date in response to the tender offer.

It had been a condition to the tender offer that the number of Shares as to which properly executed notices of appraisal received by CAM, and not effectively withdrawn as of immediately prior to the expiration of the offer, did not exceed 15% of the outstanding Shares. This condition has now been waived. Except for such waiver and the extension of the offer period, all of the terms and conditions set forth in the offer to purchase, as amended, and the related letter of transmittal and the other offer materials filed with the Securities and Exchange Commission by the Acquirer (the “Offer Documents”) remain unchanged.

As previously announced, the Acquirer is offering to purchase all outstanding Shares for $8.25 per Share in cash. The tender offer will be followed by a second-step merger pursuant to Section 251(h) of Delaware’s corporations statute, in which any Shares not tendered (other than Shares owned by Acquirer and certain affiliates, and Shares for which appraisal is properly sought under applicable law) will be converted into the right to receive the same cash price as paid in the tender offer. The Acquirer is indirectly owned by Mr. John P. Calamos, Sr. and Mr. John Koudounis. Mr. Calamos is the founder and Global Chief Investment Officer of Calamos Investments LLC, and CAM’s Chairman. Mr. Koudounis is the Chief Executive Officer of CAM.

Tenders of the Shares in the tender offer must be made prior to its expiration and may be withdrawn at any time prior to the expiration in accordance with the terms described in the Offer Documents.

D.F. King & Co., Inc. is acting as the Information Agent for the tender offer, and the Depositary for the tender offer is Computershare Trust Company, N.A. The Offer Documents and related documents have been distributed to CAM stockholders. For questions and information, please call the information agent toll free at (800) 330-4627 and all other calls at (212) 269-5550.

Important Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CAM, nor is it a substitute for the tender offer materials that the Acquirer has filed with the SEC. The Acquirer has filed tender offer materials on Schedule TO with the SEC, and CAM has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY CAM’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement are available to CAM’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement are available to all stockholders of CAM by contacting CAM at IR@calamos.com or by phone at +1.630.245.7200, or by visiting CAM’s website (www.calamos.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) are available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. CAM’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION.